As filed with the Securities and Exchange Commission on June 27, 2005

Registration No. 333-125704

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRM CORPORATION

TRM Copy Centers (USA) Corporation
TRM (Canada) Corporation
TRM Copy Centres (U.K.) Limited
TRM (ATM) Limited
TRM ATM Corporation
Inkas Financial Corp. Ltd.
Access Cash International LLC
FPC France Ltd.
(Exact name of respective registrants as specified in their respective charters)

Oregon	93-0809419
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5208 N.E. 122nd Avenue
Portland, Oregon 97230-1074
(503) 257-8766
Facsimile: (503) 251-5473
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive office)

Amy B. Krallman, Esq.
Senior Vice President and Corporate Counsel
5208 N.E. 122nd Avenue
Portland, Oregon 97230-1074
(503) 257-8766
Facsimile: (503) 251-5423
(Address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of communications to:

J. Baur Whittlesey, Esq.
Lisa A. Ernst, Esq.
Ledgewood
1521 Locust Street
Philadelphia, PA 19102
(215) 731-9450
Facsimile: (215) 735-2513

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 27, 2005

$200,000,000

TRM CORPORATION

Common Stock, Preferred Stock, Debt Securities, Warrants and
Guarantees

We will provide the specific terms of the securities we sell in supplements to this prospectus.
You should read this prospectus and any supplement carefully before you invest.

     This prospectus is part of a registration statement that TRM Corporation and certain of its subsidiaries filed with the SEC utilizing a “shelf” registration process. Under this registration process, TRM Corporation may sell any combination of its common stock, preferred stock, warrants exercisable for preferred stock or common stock and debt securities in one or more series guaranteed by one or more of its subsidiaries, in one or more offerings up to a total dollar amount of $200 million. The terms of these offerings will be determined at the time of sale. We refer to the common stock, preferred stock, warrants, debt securities and the guaranties collectively as the “securities” in this prospectus. Our common stock is listed for trading on the Nasdaq National Market under the symbol “TRMM.” For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

     The specific terms of the securities we offer and the terms of their sale will be set forth in an accompanying supplement to this prospectus. The specific terms of the debt securities will include, when applicable, the title, series, aggregate principal amount, form, which may be registered, bearer, certificated or global, authorized denominations, maturity, rate of interest or manner of calculation of the rate, time of payment of interest, any provisions regarding redemption at our option or repayment at your option, any provision regarding sinking fund payments, any provisions regarding conversion into other securities, additional covenants and the public offering price. The specific terms for the guaranties will include a description of the obligations guaranteed, any conditions to the obligations under the guaranties and any subrogation rights. The specific terms for the preferred stock will include, when applicable, series, title and par value, any dividend, liquidation, redemption, conversion, voting and other rights, and the public offering price. The specific terms of the warrants will include, when applicable, the title, public offering price, securities for which they are exercisable, term and exercise price. The specific terms of the common stock will include, when applicable, the public offering price. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Our address is TRM Corporation, 5208 N.E. 122nd Avenue, Portland, Oregon 97230-1074. Our telephone number is (503) 257-8766.

     You should read the section entitled “Risk Factors” beginning on page 2 for a discussion of factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2005

OUR COMPANY

General

     We are one of the largest multinational owners and operators of ATM networks, with operations in the United States, the United Kingdom and Canada. As an independent sales organization, or ISO, we own and operate off-premises ATM networks which exclude bank branch locations. We have the second largest off-premises ATM network in both the United States and the United Kingdom and the third largest off-premises ATM network in Canada, managing 15,936 ATMs in the United States, 3,879 ATMs in the United Kingdom and 1,857 ATMs in Canada as of March 31, 2005. In addition, we own and operate a photocopier network with 24,776 self-service photocopiers deployed throughout the United States, the United Kingdom and Canada as of March 31, 2005. In this prospectus, we refer to TRM Corporation and its subsidiaries as “we,” “our” or “our company,” and we refer to automated teller machines as ATMs. Our fiscal year ends on December 31.

Ratio of Earnings to Fixed Charges

     Our ratio of earnings to fixed charges, and our ratio of earnings to combined fixed charges and preference dividends, for each of our last five fiscal years were as follows:

		Ratio of earnings to
		combined fixed
		charges and
	Ratio of earnings to	preference
Year	fixed charges(1)	dividends(2)
Three months ended March 31, 2005	1.79	1.67
Year ended December 31:
2004	4.21	2.79
2003	4.61	2.46
2002	(3)	(3)
2001	(3)	(3)
2000	(3)	(3)

(1)	We calculate the ratio of earnings to fixed charges by dividing our earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) the portion of rent expense representing an interest factor.

(2)	We calculate the ratio of earnings to combined fixed charges and preference security dividends by dividing earnings by the sum of fixed charges and preference security dividends. In the first quarter of 2005, our Series A preferred stock automatically converted to common stock, leaving no Series A preferred stock outstanding. A preference security dividend is the amount of pre-tax earnings that is required to pay the dividends on preference securities.

(3)	In 2000, 2001 and 2002 the ratios were less than 1:1. We would have had to generate additional earnings of $5.2 million, $3.0 million and $5.8 million in 2000, 2001 and 2002, respectively, to achieve a ratio of earnings to fixed charges of 1:1 in those years. We would have had to generate additional earnings of $6.7 million, $4.5 million and $7.3 million in 2000, 2001 and 2002, respectively, to achieve a ratio of earnings to combined fixed charges and preference dividends of 1:1 in those years.

RISK FACTORS

     You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference into this prospectus, before deciding to invest in our securities. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, the trading price of your securities, if any, could decline and you may lose all or part of your investment.

Risks Relating to Our Business Generally

Our sales depend on transaction fees from our networks of ATMs and photocopiers. A decline in either transaction volume or the level of transaction fees could reduce our sales and harm our operating results.

     Transaction fees for our networks of ATMs and photocopiers produce substantially all of our sales. Consequently, our future operating results will depend on both transaction volume and the amount of the transaction fees we receive. Our transaction volume and fees will depend principally upon:

•	our ability to find replacement sites in the event of merchant turnover;

•	competition, which can result in over-served markets, pressure both to reduce existing fee structures and increase sales discounts to merchants and reduced opportunities to secure merchant or other placements of our machines;

•	our ability to service, maintain and repair ATMs in our networks promptly and efficiently;

•	continued market acceptance of our services; and

•	government regulation and network adjustment of our fees.

     If our transaction volume or the level of transaction fees we receive decrease in either of our primary market segments, our sales could decline, which would harm our operating results.

Fluctuations in foreign exchange rates could affect the amounts we report in our financial statements.

     We record the results of our U.K. and Canadian operations in the relevant local currency and convert these results into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. We have not tried historically to reduce our exposure to foreign exchange rate fluctuations by currency hedging. As a result, changes in exchange rates may cause the amounts we report in our financial statements to fluctuate without relation to the results of the underlying operations in the respective host currencies. For example, approximately 27% of our net sales for the quarter ended March 31, 2005 occurred in the United Kingdom and were denominated in British pounds. Due to the increase in the value of the British pound in the first quarter of 2005 compared to the first quarter of 2004, we reported $355,000 more in net sales and $222,000 more in cost of sales during that period than we would have reported if the exchange rate had remained constant at the average for the first quarter of 2004.

Changes in technology could reduce use of ATMs and photocopiers and, as a result, reduce our sales.

     New technology in the ATM or photocopier industries may result in the machines in our networks becoming obsolete, requiring us, or the merchants in our networks who own their machines, to either replace or upgrade the existing machines. Any replacement or upgrade program to machines that we own or that we must upgrade or replace under contracts with merchant owners would involve substantial expense. A failure to either replace or upgrade obsolete machines could result in customers using other ATM or photocopier networks that have newer technology, thereby reducing our sales and reducing or eliminating our profitability.

Loss of key personnel could harm our business.

     Our ability to execute our growth strategy successfully depends, in part, upon the continued service of Kenneth L. Tepper, our President and Chief Executive Officer. The employment agreement we have with Mr. Tepper allows him to terminate his employment with us at any time. Our future success also depends upon our ability to attract, retain and motivate highly-skilled employees. Loss of the services of Mr. Tepper or any other key employee, and the failure to attract and retain other highly-qualified employees, would impair our ability to continue to grow our business. We do not maintain key person life insurance policies on any of our key employees.

Both the ATM and photocopier markets are highly competitive, which could limit our growth or reduce our sales.

     Persons seeking either ATM or photocopier services have numerous choices. For ATMs, these choices include ATMs offered by banks or other financial institutions and those offered by ISOs such as ours. For photocopiers, the choices include specialty full-service business centers, copy and print shops, photocopiers located at other convenient merchant locations and home photocopiers and printers. Some of our competitors offer services directly comparable to ours while others, particularly in the photocopier market, are only indirect competitors. In addition, we believe that there will be continued consolidation in the ATM industry in the United States, the United Kingdom and Canada. Accordingly, new competitors may emerge and quickly acquire significant market share. This competition could prevent us from obtaining or maintaining desirable locations for our machines, reduce the use of our machines, and limit or reduce the transaction fees we can charge or require us to increase our merchants’ share of those fees. Moreover, because the economic barrier to entry into the photocopier business is low, additional competitors may enter our markets. The occurrence of any of these factors could limit our growth or reduce our sales.

We may not be able to obtain sufficient funds to continue to grow our business and any additional financing may be on terms adverse to your interests.

     We may need additional financing to continue to grow our business. If additional financing is not available when we require it or is not available on acceptable terms, we may be unable to fund our expansion, take advantage of business opportunities or respond to competitive pressures, any of which could reduce the value of your investment. If we obtain additional financing by issuing equity securities, the purchasers of any common stock we issue under the registration statement of which this prospectus is a part may experience significant dilution in ownership interest. Moreover, any equity financing we obtain could have rights senior to those of any common or preferred stock we issue under the registration statement of which this prospectus is a part. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions beyond the restrictions and limitations in our existing credit facility. In these cases, the value of your investment could be reduced.

Our operating results may decline and our merchants may become dissatisfied if we are unable to expand our field service operations.

     We cannot be certain that we will be able to expand our field service support network as quickly as necessary to accommodate our growing business. We believe that our ability to provide reliable and effective service to our ATMs and photocopiers gives us a competitive advantage when approaching merchants about locating machines in their facilities and is important to the successful expansion of our ATM business. We have been rapidly acquiring ATMs and expect to use a portion of the proceeds from this offering to acquire additional ATMs or companies that own ATMs. We also are attempting to market our third-party servicing business to ATM operators. As a result, we may need to expand our field service operations to accommodate increased demand for these services, which would require time to hire and train additional personnel. If we are unable to expand our field service operations to match our growth, we may damage our relationships with merchants on whom we rely for our ATM and photocopier placements, and our ATMs and photocopiers may experience longer down times than they have in the past, resulting in lower per-machine sales.

Increases in interest rates will increase our expenses.

     We have credit and vault cash facilities that carry variable interest rates. Consequently, a rise in interest rates would increase our operating costs and expenses.

Failure to achieve and maintain effective internal controls could harm our business, operating results and stock price.

     We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by the independent registered public accounting firm which audits our financial statements addressing these assessments. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as the standards for those controls may be amended, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Effective internal controls are necessary for us to effectively manage our business and produce reliable financial reports and are important for helping prevent financial fraud. If we do not maintain effective internal controls, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could decline.

Risks Relating to Our ATM Business

We may be unable to successfully integrate our ATM acquisitions, including the acquisition of the eFunds ATM business, with our operations and to realize all of the anticipated benefits of those acquisitions.

     An acquisition of any significant ATM network, and in particular the eFunds ATM networks, involves the integration of two operations that previously have operated independently, which can be a complex, costly and time-consuming process. The difficulties of combining the operations include, among other things:

•	operating a significantly larger combined company;

•	the necessity of coordinating disparate organizations, systems and facilities;

•	retaining merchant participants in the acquired network; and

•	consolidating corporate and administrative functions and implementing cost savings.

     Primarily as a result of five acquisitions during 2004, our ATM networks have grown from 3,416 ATMs at December 31, 2003 to 21,672 ATMS at March 31, 2005, materially increasing our integration risk.

     The process of combining an acquired network with ours could cause an interruption in our business and, possibly, the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisition and the integration of an acquired network with ours could harm our combined business, results of operations, financial condition or prospects after the acquisition.

We depend on eFunds Corporation to provide many services on which we rely.

     Our ATM business requires close coordination of merchant relationships, cardholder relationships, cash management activities and telecommunication services. In connection with our acquisition of the eFunds ATM business, we entered into a master services agreement with eFunds Corporation pursuant to which eFunds will provide many of these services to us in the United States and Canada. eFunds also provides us with transaction processing and EFTN management services. As a result, we depend on eFunds to provide many services that are necessary to the operations of our ATM business. eFunds may be unable or unwilling to provide all of these services at a level that we consider necessary. In that event, if we are unable to terminate our relationship with eFunds or are unable to obtain replacement services in a timely manner, our transaction volume could be reduced and our relationships with our merchants or cardholders could deteriorate.

We may not succeed in our acquisition strategy.

     We plan to expand our ATM networks through complementary acquisitions in the United States, United Kingdom, Canada and other countries as opportunities arise. We are currently evaluating several acquisitions and expect to consider growth opportunities through additional acquisitions, which may involve payments in cash or the issuance of additional shares of our common stock. Our acquisition strategy has several risks, including:

•	We may not be able to successfully identify or complete additional acquisitions.

•	The operations, technology and personnel of any acquired networks may be difficult to integrate.

•	Substantial management resources may be diverted from our day-to-day business to consummate and integrate these transactions.

•	Acquired networks may not achieve anticipated net sales, earnings or cash flow. Such a shortfall could require us to write down the carrying value of the intangible assets associated with any acquired network, which would reduce our reported earnings.

•	If we acquire an existing company, as opposed to simply acquiring existing ATM networks, we may assume some or all of the liabilities associated with the acquired company.

•	We may incur substantial amounts of debt to complete our acquisitions.

•	If the ATM industries in the United States, the United Kingdom and Canada continue to consolidate, as we expect that they will, we may face increased competition for acquisition opportunities, which may inhibit our ability to complete suitable acquisitions on terms favorable to us.

Any of these factors could increase our expenses and charges and decrease our net sales and the value of your investment. If we are unable to grow through acquisitions consistent with our current plan, we may be unable to meet analysts’ growth estimates which could reduce the value of your investment.

Our international operations may not be successful.

     As of March 31, 2005, approximately 18% of our ATMs were located in the United Kingdom and approximately 9% of our ATMs were located in Canada. We expect to continue to expand in the United Kingdom and Canada, and into other countries as opportunities arise. Our international operations are subject to certain inherent risks, including:

•	exposure to currency fluctuations;

•	difficulties in complying with foreign laws and regulations;

•	unexpected changes in regulatory requirements;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences.

Any of these factors could harm our international operations and international expansion and, consequently, harm our business, results of operations and financial condition.

Our ATM business operates in a changing and unpredictable regulatory environment.

     ATM withdrawal transactions involve the electronic transfer of funds through EFTNs. The U.S. Electronic Funds Transfer Act provides the basic framework establishing the rights, liabilities and responsibilities of participants in EFTNs. In addition, there have been various state and local efforts to ban, limit or otherwise regulate ATM transaction fees, which make up a large portion of our sales for our full placement ATMs and the principal source of ATM revenue for merchants with merchant-owned ATMs in our networks. For example, in Tennessee, Nebraska and Iowa only bank-sponsored ATMs can impose withdrawal fees. As a result, in these states we must make arrangements with a local bank to act as a sponsor of ATMs in our networks, which typically involves additional documentation costs and payment of a fee to the bank. In the United Kingdom, ATM owners must elect to receive either interchange fees or withdrawal fees; we have elected to receive withdrawal fees. As a result, any limitation on the ability to charge withdrawal fees in areas where we have a concentration of ATMs could reduce our ATM sales from our full placement ATMs and reduce the incentive that merchants with merchant-owned ATMs would have to keep ATMs in our networks on their premises. In addition, if existing regulations are made more restrictive or new regulations are enacted, we may incur significant expense to become compliant with them.

     Because of reported instances of fraudulent use of ATMs, legislation is pending that would require state or federal licensing and background checks of ATM operators. There are proposals pending in some jurisdictions, including New York and New Jersey, that would require merchants that are not financial institutions to be licensed in order to maintain an ATM on their premises; other jurisdictions currently require such licensing. New licensing requirements could increase our cost of doing business in those markets.

New government and industry standards could result in substantially increased costs in 2005 and, if we cannot meet compliance deadlines, could require us to remove non-compliant machines from service.

     The Digital Encryption Standard, or DES, is the encryption standard that ATMs use to encrypt the personal identification number that is sent to an ATM processing agent during an ATM transaction. Due to security concerns, MasterCard International, one of the largest EFTNs in the United States, LINK, the principal EFTN in the United Kingdom, and Interac, the principal EFTN in Canada, have required that ATMs using their networks be compliant with a new DES, known as “triple DES.” Compliance is required by some EFTNs in the United States by December 31, 2005 and was required in Europe by April 1, 2005 although enforcement will not begin until July 1, 2005. Interac requires that a compliance plan be in place by February 28, 2008. For European ATMs, MasterCard International also is requiring compliance with a standard known as Europay Mastercard Visa, or EMV, by December 31, 2004, with sanctions for noncompliance beginning July 1, 2005. As of May 6, 2005, approximately 80% of the ATMs we own and approximately 90% of the merchant-owned ATMs in our networks in the United States and Canada were not equipped with triple DES encryption, while 88% of our U.K. ATMs were both triple DES and EMV compliant. We believe that the total cost of upgrading the ATMs we own, as well as merchant-owned ATMs for which we have or will assume upgrade costs, to comply with triple DES and EMV will be approximately $4.5 million in the United States and approximately $4.6 million in the United Kingdom, based on exchange rates as of May 6, 2005. We do not currently have an upgrade estimate for Canadian ATMs due to uncertainty as to the timing of required upgrades.

     The Americans with Disabilities Act, or ADA, currently includes provisions regulating the amount of clear floor space required in front of each ATM, prescribing the maximum height and reach depth of each ATM, and mandating that instructions and all information for use of the

ATM be made accessible to and independently usable by persons with vision impairments. The U.S. Department of Justice is currently drafting new accessibility guidelines under the ADA that will cover virtually all aspects of commercial activity relating to disabled persons. We expect that these new guidelines will include provisions addressing ATMs and how to make them more accessible to the disabled. Under the current proposals, height and reach requirements would be shortened, keypads would be required to be laid out in the manner of telephone keypads with selected Brail symbols and ATMs would be required to possess speech capabilities. These new guidelines would affect the manufacture of ATM equipment going forward and could require us to retire or upgrade many of the ATMs we own, as well as merchant-owned ATMs where we are responsible for upgrade costs, potentially at significant expense to us.

     If ATMs in our network are not compliant with triple DES, EMV and any applicable ADA guidelines by the respective deadlines and we cannot obtain compliance waivers, we could have to remove the non-compliant ATMs from service and, as a result, our ATM net sales could be materially reduced during the period of time necessary to become compliant.

If we, our transaction processors, our EFTNs or our other service providers experience system failures, the ATM products and services we provide could be delayed or interrupted, which would harm our business.

     Our ability to provide reliable service largely depends on the efficient and uninterrupted operations of our transaction processors, EFTNs and other service providers. Any significant interruptions could severely harm our business and reputation and result in a loss of sales. Additionally, if we cause any such interruption, we could lose the affected merchants or damage our relationships with them. Our systems and operations, and those of our transaction processors, EFTNs and other service providers, could be exposed to damage or interruption from fire, natural disaster, unlawful acts, terrorist attacks, power loss, telecommunications failure, unauthorized entry and computer viruses. We cannot be certain that any measures we and our service providers have taken to prevent system failures will be successful or that we will not experience service interruptions. Further, our property insurance may not be adequate to compensate us for all losses or failures that may occur.

We rely on EFTNs and transaction processors; if we cannot renew our agreements with them, or if they are unable to perform their services effectively, it would harm our business.

     We rely on several EFTNs and transaction processors to provide card authorization, data capture and settlement services to us and our merchant customers. Any inability on our part to renew our agreements with these or similar service providers or their failure to provide their services efficiently and effectively may damage our relationships with our merchants and may permit those merchants to terminate their agreements with us.

We obtain our U.S. ATM vault cash under an arrangement that could cause us to lose our access to the vault cash and to fees that we have earned due to circumstances beyond our control.

     Our U.S. vault cash facility is secured by the cash we draw from it to place in ATMs, as well as by the withdrawal and interchange fees we have earned but not yet collected, so the lender under that arrangement could seize the cash and fees in the event of a default.

     We obtain the cash that we use to fill our full placement ATMs and some of the merchant-owned ATMs in our networks, which we call vault cash, in the United States pursuant to an agreement with TRM Inventory Funding Trust, for which one of our subsidiaries, TRM ATM Corporation, acts as servicer. Under the terms of the loan and servicing agreement, the Trust and the servicer must make periodic payments of fees related to the arrangement. The obligations under the loan and servicing agreement are secured by pledges of all of the Trust’s assets, including the vault cash, and our uncollected withdrawal and interchange fees. If there is a default under the loan and servicing agreement, the lender may terminate the loan and servicing agreement and seize the collateral, including existing vault cash and fees we have not yet received. As a result, a default under the loan and servicing agreement could cause us to lose fees we had earned and suspend our full placement ATM operations in the United States unless we were able to rapidly arrange an alternative source of vault cash.

     Our U.S. vault cash arrangement could go into default as a result of factors over which we have no control.

     The loan and servicing agreement for our U.S. vault cash facility contains events of default that include:

•	An “event of bankruptcy” with respect to any entity on whose property more than 10% of our U.S. ATMs are located, if we are unable to remove all cash from those ATMs within five business days after the event of bankruptcy occurs. An event of bankruptcy includes the filing of a bankruptcy petition with a court, an entity admitting in writing that it is unable to satisfy its obligations as they become due or the board of directors of the entity voting to cause an event of bankruptcy, regardless of whether we are informed of any of these actions.

•	Any depository bank or transportation agent, excepting one pre-approved bank and one pre-approved transportation agent, failing to maintain a specified debt rating.

•	The amount of vault cash held by or maintained on the premises of entities, which would generally be our transportation agents and merchants, that have experienced an event of bankruptcy when added to the amount of cash owed from settlement banks that is past due exceeding a designated level.

     Due to these provisions, the bankruptcy or financial difficulty of our merchants or the companies on which we rely for services could cause an event of default under our loan and servicing agreement and prevent us from having access to the vault cash we require to operate our full placement and some of our merchant-owned U.S. ATMs. We do not have any operational control over our merchants or other service providers and may not be able to determine whether any of these entities are facing financial difficulty that could increase our risk of default under the loan and servicing agreement. As a result, we could lose access to our U.S. vault cash due to circumstances that we would be unable to foresee and that are beyond our control.

     If our U.S. vault cash arrangement terminates, we may not be able to obtain vault cash from alternative sources on acceptable terms or at all. If we do not have access to vault cash for our full placement ATMs and those of our merchant-owned ATMs for which we provide vault cash, we will have to suspend our operations with respect to these ATMs, our results of operations will be reduced and the value of your investment will decrease.

Risks Relating to Our Photocopier Business

Loss of our photocopier placement contract with Albertson’s would materially reduce our photocopier sales.

     Albertson’s represented 9.4% of our photocopier net sales during the first quarter of 2005 and 9.0% of our photocopiers were located with them. A loss of this contract would result in a material reduction in our photocopier sales and, due to the number of photocopiers affected and the potential difficulty of redeploying these machines, could result in a write down of our fixed assets.

The average remaining term of our photocopier placement contracts is approximately one and one-half years. To the extent merchants do not renew their contracts with us, our photocopier sales will decline.

     As of March 31, 2005, the average remaining term of our photocopier contracts was 1.25 years. Photocopier net sales represented 26.6% of our net sales during the first quarter of 2005. If a significant number of merchants choose not to renew their contracts with us for photocopier placement, it could reduce our sales and operational profitability.

If photocopy volumes continue to decline, it could reduce our sales.

     Our photocopier volume has declined significantly over the past five years. Our price increases in 2003 and 2004, while reducing the declining sales trend, amplified the volume decline. Due to the competitive environment, we may not be able to continue to work with merchants to increase prices to offset volume declines. Although we expect that our photocopy volume will be favorably impacted during 2005 as a result of our new contract to place photocopiers in all 1,549 U.S. Eckerd/Brooks Pharmacy locations, we believe that the historical decline will resume in 2006 unless we can identify similar opportunities. If the volume decline resumes in 2006 and we are unable to institute offsetting price increases, our photocopier sales will be reduced.

Risks Relating to Our Common Stock

We do not plan to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

     We do not plan to declare dividends on our common stock for the foreseeable future and, under the terms of our credit facility with Bank of America, we cannot pay dividends of more than $1.5 million per fiscal year without the bank’s consent. Since we are currently limited in our ability, and do not plan, to pay dividends on our common stock, your only opportunity to achieve a positive return on your investment for the foreseeable future may be if the market price of our common stock appreciates.

Our charter documents and Oregon law may inhibit a takeover that shareholders may consider favorable.

     The Oregon Business Corporation Act, our restated articles of incorporation and our restated bylaws contain provisions that could have the effect of delaying, deferring or preventing a change in control of our company or our management that shareholders may consider favorable or beneficial, which could reduce the value of your investment. These provisions could discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

•	authorization to issue “blank check” preferred stock, which is preferred stock that can be created by our board of directors without prior shareholder approval and with rights senior to those of common stock;

•	a classified board of directors, so that it could take three successive annual meetings to replace all directors;

•	authority for directors to establish the size of the board of directors without shareholder approval;

•	a requirement of a 75% vote of shareholders to remove a director for cause;

•	a requirement of a 75% vote of shareholders for business combinations with a 5% or greater shareholder that is not approved by our board of directors, with only limited exceptions; and

•	an advance notice requirement for shareholder proposals.

     The Oregon Business Corporation Act also contains other limitations on corporate acquisitions and business combinations with interested shareholders. See “Description of Capital Stock — Anti-Takeover Effects of Oregon Law and Our Restated Articles of Incorporation and Restated Bylaws” for a more complete description of these limitations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the documents we incorporate by reference include, or will include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate, or may relate, to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate, or may relate, to our future prospects, developments and business strategies. The statements contained in or incorporated by reference into this prospectus or any prospectus supplement that do not relate, or may relate, to historical fact may include forward-looking statements that involve a number of risks and uncertainties. We use the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “could,” “may,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to risks, uncertainties and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. We discuss these risks, uncertainties and other factors in the “Risk Factors” section of this prospectus, as well as in the documents incorporated by reference in this prospectus, and may further discuss applicable risks, uncertainties and other factors in any supplement to this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, in documents incorporated by reference into this prospectus, or in any prospectus supplement, might not occur. Accordingly, you should not put undue reliance on any forward-looking statements. All of our forward-looking statements speak only as of their respective dates. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information or future events or for any other reason, except as required by law.

USE OF PROCEEDS

     Except as otherwise set forth in a supplement to this prospectus, we intend to use the net proceeds from the sale of our securities for one or more of the following purposes:

•	repayment of indebtedness under our $150 million credit facility administered by Bank of America;

•	acquisitions of ATMs, which may include the purchase of ATM equipment, the acquisition of ATM networks owned by third parties or the acquisition of companies owning ATMs; and

•	working capital and general corporate purposes.

     Pending any of these uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities or hold them in interest-bearing bank accounts.

     We describe our $150 million credit facility, including the interest rates and maturity dates, in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources — Bank of America Credit Facility.” We refer to that Annual Report on Form 10-K as our 2004 10-K. The proceeds of the credit facility were used, together with cash on hand, to purchase the ATM business of eFunds Corporation, as described in Item 1 of our 2004 10-K under the caption “Business — Acquisition of the eFunds ATM Business.”

DESCRIPTION OF CAPITAL STOCK

General

     We have the authority to issue 50,000,000 shares of common stock, with no par value, and 5,000,000 shares of preferred stock, with no par value. As of May 25, 2005, we had 13,961,522 shares of common stock outstanding, not including 1,648,596 shares reserved for issuance under outstanding options and warrants, and no shares of preferred stock outstanding.

     The following description of the material terms of our capital stock and of our restated articles of incorporation, restated bylaws and investor rights agreement is only a summary. You should refer to our restated articles of incorporation, restated bylaws and investor rights agreement which are included as exhibits to the registration statement of which this prospectus is a part for their complete terms.

Common Stock

     Voting rights. Each share of common stock is entitled to one vote on all matters presented to shareholders, including the election of directors. There is no cumulative voting in the election of directors.

     Dividends. We may pay dividends as declared from time to time by the board of directors out of funds legally available for that purpose. See Item 5 of our 2004 10-K under the caption “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Dividends” for a description of our dividend policy and contractual limitations on our ability to pay dividends.

     Liquidation. In the event we are dissolved, liquidated or wound up, common shareholders are entitled to receive a pro rata portion of our assets remaining after payment or provision for payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding preferred stock.

     No preemptive rights; redemption. Common shareholders are not entitled to preemptive rights, nor is our common stock subject to call or redemption.

Preferred Stock

     General. We may issue preferred stock from time to time in one or more series. Our board of directors, without further approval of the shareholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common shareholders.

     A prospectus supplement relating to any series of preferred stock issued under the registration statement of which this prospectus is a part will specify the terms of the series, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of common or preferred stock;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

     The description of preferred stock above and the description of the terms of a particular series of preferred stock in a prospectus supplement are not complete. You should refer to the articles supplementary with respect to a series of preferred stock for complete information concerning the terms of that series. A copy of the articles supplementary for each series of preferred stock will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in such registration statement.

Investor Rights Agreement

     In 1998, we entered into an investor rights agreement with respect to our Series A preferred stock and the related warrants. Under the agreement, we granted the holders of those securities the following registration rights with respect to the common stock issuable upon the conversion of the Series A preferred stock or exercise of the warrants (referred to as registrable securities in the agreement):

•	Demand registration rights — Holders of more than 50% of the outstanding registrable securities may require us to register their shares upon their request. We have the right to defer the request under specified conditions and are required to effect only three such registrations, excluding registrations on Form S-3, referred to below.

•	Piggy-back registration rights — If we propose to register our securities, we must notify holders of the registrable securities and include their securities in our registration statement if they so request. The holders must agree to the terms of the underwriting we have negotiated and may have only so many of their registrable securities included in the registration statement as the underwriters believe will not jeopardize the success of our offering.

•	Form S-3 registration rights — Any holder of registrable securities may demand registration of his shares on Form S-3 if we are then eligible to use that form. We are currently eligible to use Form S-3. We must notify other holders of registrable securities of any such request for purposes of allowing them to join in the request. We are not required to effect a Form S-3 registration under specified circumstances, most importantly if the aggregate amount of securities as to which a request is made is less than 10% of registrable securities outstanding or if we have previously effected six such registrations.

     We must assume the expenses of all registrations under the agreement except for underwriting discounts and commissions. With the exception of stock held by our affiliates, all of the common stock we issued upon conversion of the Series A preferred stock is freely-tradable and thus no longer carries registration rights.

Transfer Agent

     The transfer agent for our common stock is Registrar and Transfer Company.

Listing

     Our common stock is quoted on the Nasdaq National Market under the symbol “TRMM.”

Anti-Takeover Effects of Oregon Law and Our Restated Articles of Incorporation and Restated Bylaws

     We summarize various provisions of Oregon law, our restated articles of incorporation and our restated bylaws in the following paragraphs. These provisions may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for his or her shares.

Oregon Law

     We are subject to provisions of the Oregon Business Corporation Act relating to business combinations with interested shareholders. Under the act, if a person or entity acquires 15% or more of an Oregon corporation’s outstanding voting stock, the corporation and the acquiring shareholder, or any affiliated entity of the acquiring shareholder, may not engage in business combination transactions for three years following the date of the acquisition. For purposes of the statute, business combination transactions include:

•	a share exchange plan or merger;

•	any sale, lease, mortgage or other disposition of 10% or more of the corporation’s assets; and

•	transactions resulting in the issuance or transfer of the corporation’s capital stock to the acquiring shareholder.

     These restrictions do not apply if:

•	the acquiring shareholder, as a result of the transaction, owns at least 85% of the corporation’s outstanding voting stock, not including shares owned by directors who are also officers, and some employee benefit plans;

•	the acquiring shareholder obtained 15% or more of the corporation’s voting stock before the board of directors approved the business combination transaction; or

•	after the acquiring shareholder obtained 15% or more of the corporation’s voting stock, the board of directors and the holders of at least two-thirds of the corporation’s outstanding voting stock, not including the acquiring shareholder’s shares, approved the business combination transaction.

Restated Articles of Incorporation

     Classified board of directors. At any time that our board of directors consists of six or more members, which it does currently, it is divided into three classes with staggered terms of three years each. Each year the term of one class expires. Any vacancies in the board of directors may be filled by our board of directors. Our restated articles of incorporation and restated bylaws also provide that any director may be removed from office, but only for cause and only by the vote of the holders of not less than 75% of the outstanding shares of our voting stock. In addition, our restated articles of incorporation provide that, without the unanimous vote of our board of directors, the board of directors may not be increased by more than two members in any twelve-month period.

     Supermajority vote to effect business combinations with a major shareholder. The affirmative vote of holders of not less than 75% of all of our voting stock is required for the approval or authorization of any business combination with a “major shareholder.” Our restated articles of incorporation define a business combination as:

•	a merger or consolidation of us, or any of our subsidiaries, with a major shareholder;

•	the sale, exchange, distribution to shareholders, pledge, mortgage, placement of a lien upon, or lease of 10% or more of our consolidated assets to any major shareholder;

•	our purchase, exchange, lease or other acquisition of 10% or more of the consolidated assets of a major shareholder;

•	the issuance of securities, including options, warrants or similar purchase rights but excluding employee stock option plan issuances, the reclassification or recapitalization of our securities, or the exchange of our securities, with a major shareholder where all shareholders are not treated equally in the transaction;

•	any other transaction with a major shareholder for which shareholder approval is required by law or the rules of, or our agreements with, any exchange or the NASD; or

•	any contract or agreement providing for any of the foregoing.

     Our restated articles of incorporation define a major shareholder as any person or entity which beneficially owns 5% or more of our outstanding voting stock. For these purposes, a person or entity includes that person’s or entity’s affiliates and persons acting in concert with that person or entity.

     The supermajority voting requirements of our restated articles of incorporation do not apply to any business combination:

•	approved by our board of directors before the major shareholder became such;

•	approved by a majority of our continuing directors, essentially directors who have either been such for two years, were directors before the major shareholder became such or who were designated by the then-existing continuing directors as continuing directors; or

•	with a corporation or entity in which we own 50% or more of the voting stock or voting interest.

Notwithstanding these supermajority voting provisions, a supermajority vote is not required if the terms of the business combination are such that all of our shareholders of the same class are to receive, as a result of the transaction, the identical and highest price on a per-share basis in exchange for their shares as was received by any other former shareholder of ours of such class whose shares were acquired by the major shareholder with whom the business combination is to be consummated.

     Ability to dissolve limited when a major shareholder exists. During the time that a major shareholder exists, no resolution for us to voluntarily dissolve may be adopted unless:

•	it is adopted by the unanimous consent of our outstanding voting stock; or

•	it is adopted by a vote of at least two-thirds of our continuing directors and a 75% vote of our outstanding voting stock.

     Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by the Nasdaq Stock Market. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Restated Bylaws

     Our restated bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at any annual meeting of shareholders, must provide timely notice to us in writing. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 30 days nor more than 60 days before the annual meeting. In the event that less than 30 days’ notice of the date of the annual meeting is given, notice is deemed to have been timely received if received not later than the tenth day following the date the notice of the annual meeting was mailed.

     Our restated bylaws also specify requirements as to the form and content of a shareholder’s notice. Failure to meet these requirements may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual or special meeting of shareholders.

DESCRIPTION OF DEBT SECURITIES

     The following describes some of the general terms and provisions of any debt securities we may issue under the registration statement of which this prospectus is a part. The terms of the debt securities will be set forth in an indenture between us and one or more trustees to be selected by us and, with respect to specific terms and provisions relating to particular series of debt securities, in one or more supplemental indentures. We will describe the particular terms of any debt securities we issue in a prospectus supplement.

     We have filed a form of the indenture we will enter into as an exhibit to the registration statement of which this prospectus is a part. The indenture is available as described below under “Where You Can Find More Information” and also will be available at the corporate trust office of the trustee we select. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements we make in this prospectus relating to the indenture and the debt securities are summaries of some, but not all, of the provisions of the indenture and the debt securities and do not purport to be complete. The summary is subject to, and is qualified in its entirety by reference to, all provisions of the form indenture and any supplemental indenture we may enter into providing for a particular series of debt securities. Unless we specify otherwise, all section references appearing in this summary are to sections of the indenture.

General

     The debt securities will be our direct, unsecured obligations and will rank equally with all other unsecured and unsubordinated indebtedness we may have. The debt securities may be guaranteed by one or more of our subsidiaries. The debt securities may be issued in one or more series, in each case as authorized from time to time by our trustees. All debt securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

     There may be more than one trustee under the indenture, each acting with respect to one or more series of debt securities. A trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed. If there are two or more trustees acting with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated, any action taken by a trustee may be taken only with respect to the one or more series of debt securities for which it is trustee.

     Reference is made to each prospectus supplement for the specific terms of the debt securities offered thereby. These terms may include the following, as applicable:

•	the title and series designation of the debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	the date or dates, or the method of determining the date or dates, on which the principal of the debt securities will be payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, or the method by which the rate or rates of interest will be determined, if any;

•	the date or dates, or the method for determining the date or dates, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for interest payments, or the method by which those dates will be determined, the persons to whom the interest will be payable, and the basis upon which interest will be calculated if other than a 360-day year of twelve 30-day months;

•	the place or places, if other than the corporate trust office of the trustee, where:

o	the principal of, premium, if any, interest, if any, and any other amounts payable in respect of the debt securities will be payable;

o	the debt securities may be surrendered for conversion or for registration of transfer or exchange; and

o	notices or demands to or upon us may be served;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we have that option;

•	our obligation, if any, to redeem, repay or repurchase the debt securities under any sinking fund at the option of a holder of the debt securities, in whole or in part, and the period or periods within which, the price or prices as to which and the terms and conditions upon which the debt securities will be so redeemed, repaid or repurchased;

•	whether the amount of payments of principal of, premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or other method will be used, and the manner in which such amounts will be determined;

•	any additions to, modifications of or deletions from the events of default or covenants set forth in the indenture;

•	whether the debt securities will be issued in certificated or book-entry form;

•	the applicability, if any, of the defeasance and covenant defeasance provisions contained in the indenture;

•	the terms, if any, under which the debt securities may be converted into common or preferred stock or other of our equity securities, including the initial conversion price or rate and the conversion period;

•	a discussion of federal income tax considerations, if any;

•	any other terms of the debt securities not inconsistent with the provisions of the indenture; and

•	the terms of the guaranties, if any, by our subsidiaries.

Denominations, Interest, Registration and Transfer

     Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise specified in the applicable prospectus supplement, the principal of, premium, if any, and interest on any series of debt securities will be payable at the corporate trust office of the trustee. However, at our option, payment of interest may be made to registered holders of debt securities by check mailed to their addresses as they appear in the security register or by wire transfer of funds to accounts maintained within the United States by registered holders.

     Unless otherwise specified with respect to a particular series of debt securities, any interest not punctually paid or duly provided for on any interest payment date will cease to be payable to the person who was the holder on the applicable regular record date and, at our election, may either be paid to the record holder at the close of business on a special record date for the payment of defaulted interest to be fixed by the trustee, or may be paid at any time in any other lawful manner. Notice of the fixing of any special record date for the payment of defaulted interest must be given to holders of the affected debt securities not less than 10 days prior to the special record date.

     Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of their transfer or exchange at the corporate trust office of the trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other charges.

     If the applicable prospectus supplement refers to any transfer agent, in addition to the trustee, with respect to any series of debt securities, we may at any time rescind that designation or approve a change in the location through which the transfer agent acts, except that we must maintain a transfer agent in each place of payment for the particular series. We may at any time designate additional transfer agents.

     We are not, nor is the trustee, required to:

•	issue, or register the transfer or exchange, of debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer or exchange of any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security we redeem in part; or

•	issue, or register the transfer or exchange, of any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

Selected Indenture Covenants

     Existence. Except as permitted under “Merger, Consolidation or Sale,” below, we must do all things necessary to preserve and keep in full force and effect our existence, rights and franchises. We are not required to preserve any right or franchise, however, if we determine that the right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of debt securities.

     Maintenance of properties. We must maintain our properties in good condition, repair and working order and supplied with all necessary equipment. We may discontinue the operation and maintenance of any property if we determine that discontinuance is desirable in the conduct of our business and not disadvantageous in any material respect to the holders of debt securities.

     Insurance. We must maintain insurance coverage through financially sound and reputable insurance companies in such forms and amounts and against such risks as are customary for companies similar to us in size and engaged in the same or a similar business.

     Payment of taxes and other claims. We must pay:

•	all material taxes, assessments and governmental charges; and

•	all material lawful claims for labor, materials and supplies which, if unpaid, might become a lien upon its property.

     However, we are not required to pay any tax, assessment, charge or claim if we are in good faith contesting its amount, applicability or validity if we establish appropriate reserves.

     Provision of financial information. Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934 and for so long as any of our debt securities are outstanding, we must, to the extent permitted under the Securities Exchange Act, file with the SEC the annual reports, quarterly reports and other documents that we otherwise would have been required to file if we were so subject. We will also, in any event, within 15 days of each required filing date:

•	send to all record holders of our debt securities copies of quarterly and annual reports filed with the SEC,

•	file copies of those reports with the trustee of each series of debt securities, and

•	if filing of those reports with the SEC is not made under the Exchange Act, promptly upon written request of a record holder, supply such holder copies of those reports upon payment of reasonable costs of duplication and delivery.

Merger, Consolidation or Sale

     We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust, provided that:

•	we are the continuing entity, or

•	the successor entity or the transferee of the assets expressly assumes our obligations under the indenture; and

•	immediately after giving effect to the transaction and any acquired indebtedness, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Events of Default, Notice and Waiver

     The indenture provides for the following events of default for each series of debt securities:

•	default for 30 days in the payment of any installment of interest on any series of debt securities;

•	default in the payment of the principal of, or premium, if any, on any debt securities at their maturity;

•	default for 30 days in the payment of any other sums payable on any series of debt securities;

•	default in the deposit of any sinking fund payment due under the terms of any series of debt securities;

•	default in any of our other covenants if the default continues for 60 days after written notice;

•	default in the payment of an aggregate principal amount exceeding $10 million of any recourse indebtedness after the expiration of any applicable grace period which has resulted in the acceleration of the maturity of the indebtedness, but only if the indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice; and

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for us.

     If an event of default occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount of all of the debt securities of that series to be due and payable immediately by written notice to us and to the trustee. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of the outstanding debt securities of the series may rescind the declaration if:

•	we pay or deposit with the trustee all required payments of interest on, principal of, premium, if any, and any other sums payable in respect of such debt securities, plus required fees, expenses, disbursements and advances of the trustee; and

•	all other events of default have been cured or waived.

     The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to the series, except a default:

•	in payment; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security.

     The trustee must give notice to the holder of debt securities within 90 days of a default under the indenture unless the default has been cured or waived. The trustee may withhold notice of any default, except a payment default, if the trustee considers it to be in the interest of the holders.

     No holder of debt securities may institute any judicial or other proceedings with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy, except if the trustee fails to act within 60 days after it has received a written request to institute proceedings from the holders of not less than 25% in principal amount of the outstanding debt securities of a series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of debt securities from instituting suit to enforce any payment due with respect to payment of its debt securities.

     Subject to provisions relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless such holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the series, or of exercising any trust or power conferred upon the trustee for the series. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the series not joining in the direction, but may take any other action deemed proper by the trustee which is not inconsistent with such direction.

     Within 120 days after the close of each fiscal year in which debt securities are outstanding, we must deliver an officer’s certificate to the trustee stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and its status.

Modification of the Indenture

     The indenture may be amended with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no modification or amendment may, without the consent of the holders of each debt security affected thereby:

•	change the stated maturity of the principal of, or premium, if any, or any installment of principal of or interest on, or any other amounts payable with respect to, the debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the debt security;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of the acceleration of the maturity of the security or in bankruptcy, or adversely affect any right of repayment at the option of the holder;

•	change the place of payment of the debt security;

•	impair the right to institute suit to enforce payment of the debt security; or

•	change the vote necessary to modify or amend the indenture, waive compliance with specified provisions or specified defaults or to reduce quorum or voting requirements.

     We or the trustee may amend the indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession or addition of another person to us as obligor under the indenture;

•	to add to our covenants for the benefit of the holders or to surrender any right or power conferred upon us in the indenture;

•	to add events of default;

•	to amend the indenture if there are no outstanding debt securities which are entitled to the benefit of the provision amended;

•	to permit or facilitate the issuance of debt securities in uncertificated form;

•	to secure debt securities;

•	to establish the form or terms of additional debt securities of any series;

•	to appoint a successor trustee and to amend the indenture to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action does not adversely affect the interests of holders in any material respect; or

•	to supplement any of the provisions of the indenture to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action will not adversely affect the interests of the holders in any material respect.

     The indenture contains provisions for convening meetings of the holders of debt securities. A meeting may be called at any time by the trustee and also, upon request, by the holders of at least 10% in principal amount of the outstanding debt securities of any series. Except for matters that require the consent of each holder of debt securities affected by a proposed change, or matters requiring a vote of a majority of the outstanding debt securities of a series, matters presented at a meeting may be adopted by the vote of a majority of the outstanding debt securities of a series represented at that meeting. Any decision taken at such a meeting will be binding on all holders of debt securities of the series, whether or not present or represented at the meeting. A quorum at any meeting of holders of debt securities of a series will be persons holding or representing a majority in principal amount of the outstanding debt securities of that series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons entitled to vote such specified percentage will constitute a quorum.

Original Issue Discount

     We may issue debt securities for less than their stated principal amount. Such securities may be treated as “original issue discount securities,” and they may be subject to special tax consequences. In addition, some debt securities that are offered and sold at their stated principal amount may, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. We will describe the federal income tax consequences and other special consequences applicable to securities treated as original issue discount securities in the prospectus supplement relating to such securities. “Original issue discount security” generally means any debt security that:

•	does not provide for the payment of interest prior to maturity; or

•	is issued at a price lower than its face value and provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

Discharge, Defeasance and Covenant Defeasance

     We may discharge specified obligations to holders of debt securities that either have become due or will become due and payable within one year, or are scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds sufficient to pay all interest, principal, premium, if any, and all other sums on the securities.

     We may elect to defease and be discharged from our obligations with respect to debt securities of any series, except for our obligations to:

•	register the transfer or exchange of the debt securities;

•	replace temporary or mutilated, destroyed, lost or stolen debt securities;

•	maintain an office or agency in respect of such debt securities; and

•	hold funds for payment in trust.

     The defeasance will become effective upon the irrevocable deposit with the trustee of an amount in cash or government obligations (as described below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide sufficient funds to pay the interest on, principal of, premium, if any, and any mandatory sinking fund or analogous payments thereon or other sums payable under the indenture, on the scheduled due dates.

     The indenture permits defeasance only if, among other things, we deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of defeasance, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred. The opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or change in applicable federal income tax law occurring after the date of the indenture.

     The applicable prospectus supplement may describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to any series of the debt securities.

Global Securities

     A prospectus supplement may provide that the debt securities will be evidenced by one or more global securities which will be deposited with The Depository Trust Company, New York, New York. We refer to the Depository Trust Company as DTC in this prospectus. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co., as DTC’s nominee, or in another name requested by DTC. We will issue one fully-registered global security certificate for each issue of debt securities, each in the aggregate principal amount of such issue, and that global security certificate will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

     Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, including some banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of that global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security.

     Neither we, nor the trustee, nor any registrar or paying agent will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

     DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

•	DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of DTC participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of debt securities under the DTC system must be made by or through DTC participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security must be recorded on the participant’s and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are done by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the book-entry system for the debt securities is discontinued.

     The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants for whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Redemption notices will be sent to DTC. If we redeem less than all of the principal amount of the global securities of the same series, DTC’s practice is to determine by lot the amount of the interest of each participant therein to be redeemed.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Principal, interest and any other payments on the debt securities will be made to Cede & Company or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Our responsibility will be solely to pay principal, interest and other amounts required by the indenture to Cede & Co.; disbursement of these payments to DTC participants is the responsibility of DTC, and disbursement of these payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither we, nor the trustee will have any responsibility or liability for any aspects of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under these circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in the global security. Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. We expect that DTC’s direction will be based upon instructions received by DTC from its participants with respect to ownership of beneficial interests in the global security.

     We may decide to discontinue use of the system of book-entry transfers. In that event, certificates representing the debt securities will be printed and delivered.

     We obtained the information concerning DTC and DTC’s book-entry system from sources we believe to be reliable, but we take no responsibility for their accuracy.

DESCRIPTION OF WARRANTS

     The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     Reference is made to each prospectus supplement for the specific terms of the warrants offered thereby. These terms may include the following, as applicable:

•	the title and aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, amount and terms of the securities purchasable upon exercise of the warrants;

•	the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which the related securities may be purchased upon exercise of the warrants;

•	the exercise period for the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	any applicable anti-dilution, redemption or call provisions;

•	any applicable book-entry provisions;

•	a discussion of federal income tax considerations, if any; and

•	any other terms of the warrants.

PLAN OF DISTRIBUTION

     We may distribute our securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We will describe the distribution method for each offering in a prospectus supplement.

     We may sell our securities in any of four ways:

•	through underwriters or dealers,

•	through agents who may be deemed to be underwriters as defined in the Securities Act of 1933,

•	directly to one or more purchasers, and

•	directly to holders of warrants exercisable for our securities upon the exercise of their warrants.

     The prospectus supplement for a particular offering will set forth the terms of the securities we offer, the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, and any underwriting arrangements, including underwriting discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

     If we use underwriters in an offering, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of our securities will be named in the prospectus supplement relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement.

     If we use dealers in an offering of our securities, we will sell the shares to the dealers as principals. The dealers may then resell the shares to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may also offer our securities directly, or though agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commissions payable by us to the agent, in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

     In certain states, our securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

     Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market or a national securities exchange. Preferred stock and warrants may or may not be listed on the Nasdaq National Market or a national securities exchange. Debt securities will not be listed on the Nasdaq National Market or a national securities exchange.

EXPERTS

     The consolidated financial statements of TRM Corporation and its subsidiaries as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the eFunds ATM business as of December 31, 2003 and September 30, 2004 and for each of the years ended December 31, 2002 and 2003 and the nine month period ended September 30, 2004 have been incorporated by reference in this prospectus in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

     The validity of the issuance of the shares of common stock in this offering will be passed upon for us by Ledgewood, Philadelphia, Pennsylvania. Matters pertaining to Oregon law will be passed upon for us by Perkins Coie LLP, Portland, Oregon.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the SEC with respect to this offering. This prospectus constitutes only part of the registration statement and does not contain all of the information set forth in the registration statement, its exhibits and its schedules. For further information with respect to us and our securities, we refer you to the registration statement and to the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information. Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed), as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (Exchange Act File No. 0-19657) until we sell all of the securities under this prospectus as supplemented:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Current Reports on Form 8-K/A filed with the SEC on February 7, 2005 and June 10, 2005 and on Form 8-K filed on March 10, 2005 and May 24, 2005 (dated May 17, 2005); and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed November 1, 1991 and amended on December 13, 1991.

     Copies of these filings are available at no cost at our website, www.trm.com. Amendments to these filings will be posted to our website as soon as reasonably practical after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement.

     Please direct your request to:

Jeanette K. LaPointe, Executive Assistant
TRM Corporation
5208 N.E. 122nd Avenue
Portland, Oregon 97230-1074
(503) 257-8766

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee	$23,540
Nasdaq listing fee	45,000
Trustee’s Fees	20,000
Printing costs	125,000
Legal fees and expenses	300,000
Accounting fees and expenses	150,000
Transfer agent fees	5,500
Miscellaneous	125,000

Total	$794,040

All of the above expenses, except the SEC registration fee, are estimates.

Item 15. Indemnification of Directors and Officers.

     Under the provisions of Sections 60.394 and 60.407 of the Oregon Business Corporation Act, TRM Corporation, or TRM, is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 60.391 provides that TRM may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a shareholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the registrant (except for expenses allowed by a court).

     TRM’s restated articles of incorporation provide for indemnification of its directors and officers to the full extent permitted by applicable law. Under the provisions of TRM’s restated bylaws, TRM is required to indemnify officers or directors to a greater extent than under the current provisions of Section 60.414 of the Oregon Business Corporation Act. Except with respect to shareholder derivative actions, the bylaw provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

     The foregoing standards also apply with respect to the indemnification of expenses incurred in a shareholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In accordance with the Oregon Business Corporation Act, TRM’s restated articles of incorporation contain a provision to limit the personal liability of its directors for violations of their fiduciary duty. This provision eliminates each director’s liability to TRM or its shareholders, for monetary damages except (i) for breach of the director’s duty of loyalty to TRM or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 60.414 of the Oregon Business Corporation Act providing for liability of directors for unlawful distributions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     TRM maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1	Form of Underwriting Agreement(1)

2.1(a)	Purchase Agreement by and among eFunds Corporation, eFunds (Canada) Corporation, TRM ATM Corporation and TRM (Canada) Corporation dated as of September 30, 2004 (incorporated herein by reference to Exhibit 10.3 of Form 10-Q filed for the quarter ended September 30, 2004).

2.1(b)	Amendment No. 1 to the Purchase Agreement by and among eFunds Corporation, eFunds (Canada) Corporation, TRM ATM Corporation and TRM (Canada) Corporation dated November 19, 2004 (incorporated herein by reference to Exhibit 2.2 of Form 8-K dated November 19, 2004)

3.1(a)	Amendments to the Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1(a) of Form 10-K for the fiscal year ended June 30, 1998)

3.1(b)	Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1(b) of Form 10-K for the fiscal year ended June 30, 1998)

3.2	Restated Bylaws (incorporated herein by reference to Exhibit 3.2 of Form 10-K for the fiscal year ended June 30, 1998)

4.1	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 of Form S-3/A filed on August 25, 2004 [No. 333-116748])

4.2	Investors’ Rights Agreement (incorporated herein by reference to Exhibit 4.1 of Form 8-K dated July 9, 1998)

4.3	Articles V, VI and VII of the Restated Articles of Incorporation, as amended (See Exhibit 3.1)

4.4	Articles I, II, V, VII and X of the Restated Bylaws (See Exhibit 3.2)

4.5	Form of Trust Indenture(1)

4.6	Form of certificate representing warrants(1)

4.7	Form of certificate representing preferred stock(1)

5.1	Opinion of Ledgewood

5.2	Opinion of Perkins Coie LLP

12.1	Statement regarding computation of ratios*

21.1	Subsidiaries of the Registrants*

23.1	Consent of Ledgewood (included in Exhibit 5.1)

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.2)

23.3	Consent of PricewaterhouseCoopers LLP

Exhibit No.	Description
23.4	Consent of KPMG LLP

24.1	Power of Attorney*

(1)	To be filed by amendment.

*	Previously filed.

Item 17. Undertakings.

     Each undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Each undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Each undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 27, 2005.

TRM CORPORATION
By:	/s/ KENNETH L. TEPPER
Kenneth L. Tepper
President and Chief Executive Officer (Principal Executive Officer)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ KENNETH L. TEPPER	Date: June 27, 2005

KENNETH L. TEPPER
President, Chief Executive Officer and Director
(Principal Executive Officer)

*	Date: June 27, 2005

DANIEL E. O’BRIEN
Chief Financial Officer
(Principal Financial Officer)

*	Date: June 27, 2005
JON S. PITCHER
Principal Accounting Officer
(Principal Accounting Officer)

*	Date: June 27, 2005
DANIEL G. COHEN
Chairman of the Board and Director

*	Date: June 27, 2005
EDWARD E. COHEN
Chairman of the Executive Committee and Director

*	Date: June 27, 2005
NANCY ALPERIN
Director

*	Date: June 27, 2005
SLAVKA B. GLASER
Director

*	Date: June 27, 2005
HERSH KOZLOV
Director

*	Date: June 27, 2005
LANCE LAIFER
Director

*	Date: June 27, 2005
ALAN D. SCHREIBER, M.D.
Director

*	Date: June 27, 2005
HARMON S. SPOLAN
Director

* By:	/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Attorney-in-Fact pursuant
to a power of attorney
previously filed with
this registration statement

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 27, 2005.

TRM COPY CENTERS (USA) CORPORATION
By:	/s/ Kenneth L. Tepper
Kenneth L. Tepper, Chairman,
President and Secretary

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Chairman, President and Secretary	Date: June 27, 2005

*
DANIEL E. O’BRIEN
Chief Financial Officer and Director	Date: June 27, 2005

*
AMY B. KRALLMAN
Senior Vice President and Director	Date: June 27, 2005

* By:	/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Attorney-in-Fact pursuant
to a power of attorney
previously filed with
this registration statement

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 27, 2005.

TRM (CANADA) CORPORATION
By:	/s/ Kenneth L. Tepper
Kenneth L. Tepper, Chairman,
President and Secretary

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
President and Director	Date: June 27, 2005

*
DANIEL E. O’BRIEN
Chief Financial Officer and Director	Date: June 27, 2005

* By:	/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Attorney-in-Fact pursuant
to a power of attorney
previously filed with
this registration statement

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Crawley, West Sussex, United Kingdom, on June 27, 2005.

TRM COPY CENTRES (U.K.) LIMITED
By:	/s/ Ashley S. Dean
Ashley S. Dean, Managing
Director and Director

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Chairman	Date: June 27, 2005

*
ASHLEY S. DEAN
Managing Director and Director	Date: June 27, 2005

*
THOMAS W. MANN
Director	Date: June 27, 2005

*
DANIEL E. O’BRIEN
Director	Date: June 27, 2005

* By:	/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Attorney-in-Fact pursuant
to a power of attorney
previously filed with
this registration statement

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Crawley, West Sussex, United Kingdom, on June 27, 2005.

TRM (ATM) LIMITED
By:	/s/ Ashley S. Dean
Ashley S. Dean, Managing
Director and Director

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Chairman	Date: June 27, 2005

*
ASHLEY S. DEAN
Managing Director and Director	Date: June 27, 2005

*
DANIEL G. COHEN
Director	Date: June 27, 2005

*
THOMAS W. MANN
Director	Date: June 27, 2005

*
DANIEL E. O’BRIEN
Director	Date: June 27, 2005

* By:	/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Attorney-in-Fact pursuant
to a power of attorney
previously filed with
this registration statement

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 27, 2005.

TRM ATM CORPORATION
By:	/s/ Kenneth L. Tepper
Kenneth L. Tepper, Chairman,
President and Secretary

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Chairman	Date: June 27, 2005

*
DANIEL E. O’BRIEN
Chief Financial Officer and Director	Date: June 27, 2005

*
THOMAS W. MANN
Chief Operating Officer and Director	Date: June 27, 2005

* By:	/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Attorney-in-Fact pursuant
to a power of attorney
previously filed with
this registration statement

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Crawley, West Sussex, United Kingdom, on June 27, 2005.

INKAS FINANCIAL CORP. LTD.
By:	/s/ Ashley S. Dean
Ashley S. Dean, Managing
Director and Director

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

*
ASHLEY S. DEAN
Managing Director and Director	Date: June 27, 2005

*
THOMAS W. MANN
Director	Date: June 27, 2005

*
DANIEL E. O’BRIEN
Director	Date: June 27, 2005

* By:	/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Attorney-in-Fact pursuant
to a power of attorney
previously filed with
this registration statement

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 27, 2005.

ACCESS CASH INTERNATIONAL LLC
By:	/s/ Kenneth L. Tepper
Kenneth L. Tepper, President

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Chairman, President and Secretary of TRM ATM
Corporation, sole member	Date: June 27, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 27, 2005.

FPC FRANCE LTD.
By:	/s/ Kenneth L. Tepper
Kenneth L. Tepper, Chairman,
President and Secretary

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Chairman, President and Secretary	Date: June 27, 2005

*
DANIEL E. O’BRIEN
Chief Financial Officer and Director	Date: June 27, 2005

*
JEFFREY HAMMON
Director	Date: June 27, 2005

* By:	/s/ KENNETH L. TEPPER

KENNETH L. TEPPER
Attorney-in-Fact pursuant
to a power of attorney
previously filed with
this registration statement

EXHIBIT INDEX

Description
1.1	Form of Underwriting Agreement(1)

2.1(a)	Purchase Agreement by and among eFunds Corporation, eFunds (Canada) Corporation, TRM ATM Corporation and TRM (Canada) Corporation dated as of September 30, 2004 (incorporated herein by reference to Exhibit 10.3 of Form 10-Q for the quarter ended September 30, 2004.

2.1(b)	Amendment No. 1 to the Purchase Agreement by and among eFunds Corporation, eFunds (Canada) Corporation, TRM ATM Corporation and TRM (Canada) Corporation dated November 19, 2004 (incorporated herein by reference to Exhibit 2.2 of Form 8-K dated November 19, 2004).

3.1(a)	Amendments to the Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1(a) of Form 10-K for the fiscal year ended June 30, 1998)

3.1(b)	Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1(b) of Form 10-K for the fiscal year ended June 30, 1998)

3.2	Restated Bylaws (incorporated herein by reference to Exhibit 3.2 of Form 10-K for the fiscal year ended June 30, 1998)

4.1	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 of Form S-3/A filed on August 25, 2004 [No. 333-116748])

4.2	Investors’ Rights Agreement (incorporated herein by reference to Exhibit 4.1 of Form 8-K dated July 9, 1998)

4.3	Articles V, VI and VII of the Restated Articles of Incorporation, as amended (See Exhibit 3.1)

4.4	Articles I, II, V, VII and X of the Restated Bylaws (See Exhibit 3.2)

4.5	Form of Trust Indenture(1)

4.6	Form of certificate representing warrants(1)

4.7	Form of certificate representing preferred stock(1)

5.1	Opinion of Ledgewood

5.2	Opinion of Perkins Coie LLP

12.1	Statement regarding computation of ratios*

21.1	Subsidiaries of the Registrants*

23.1	Consent of Ledgewood (included in Exhibit 5.1)

23.2	Consent of Perkins Coie LP (included in Exhibit 5.2)

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of KPMG LLP

24.1	Power of Attorney*

(1)	To be filed by amendment
*	Previously filed